Exhibit 10.2

Sales Agreement

This agreement is entered into by and between the Jiangxi Taina Nanfeng Orange Limited (hereinafter called ‘the Jiangxi Taina’) and the Liaoning Shenyang Yunpeng Fruits Limted (hereinafter called ‘the Yunpeng Fruits’).
Both parties have reached the following agreement on selling Nanfeng tangerine orange in the three provinces in Northeast China in 2007, on the basis of the principles of equality, cooperation, mutual benefits and win-win results:

I. Distributed brand: to distribute original Taina-branded Nanfeng tangerine orange;

II. Sales volume: 3,000 tons

III. Sales price: to deliver the products at a 6%-off prevailing market price;

IV. Settlement: to make the payment upon the delivery to the address specified by the Yunpeng Fruits in written;

V. Region of distribution: the three provinces in Northeast China;

VI. Other arrangements: Warm-up facilities have to be utilized in the process of transport to ensure no freezing suffered by tangerine orange after arrival;

VII. Responsibility of breach: The Jiangxi Taina shall be under penalty of RMB 0.2 yuan per 500 grams, if the quality of tangerine orange it delivers fails to meet the requirements of the Yunpeng Fruits;

VIII. This agreement shall be made in duplicate, each maintaining one of the copies, and shall come into force since the date when it is signed and sealed by both parties.

Jiangxi Taina (Corporate chop) Yunpeng Fruits (Corporate Chop)

Signed by representative:    Signed by representative:

Date: Feb. 6, 2007     Date: Feb. 6, 2007